Exhibit 99.1

New York, October 20, 2026: Flutter Entertainment plc (NYSE: FLUT) (“Flutter”) the world’s leading online sports betting and iGaming operator announces the restructuring of its UK & Ireland business in response to the increase in UK gaming taxes announced in the 2025 Autumn budget.

Flutter announced plans today to restructure its UK & Ireland business. This restructuring forms part of the already guided first-order cost mitigation1 in response to the significant increase in UK gaming taxation announced in last year’s Autumn Budget by the UK Government2.

Whilst these plans will be subject to consultation, it is expected to result in up to 1,400 redundancies. The decision will impact colleagues in a number of locations including Leeds, UK and Dublin, Ireland as well as UK & Ireland staff at Flutter hubs including Porto, Portugal and Cluj-Napoca, Romania.

We continue to expect these tax increases to have a very significant impact on the overall market. The restructure announced today is expected to support Flutter in delivering material second order mitigation benefits, by preserving investment in our customer proposition, and underpins our confidence in our ability to gain share.

The associated costs to implement this restructuring of $80m - $90m were captured within the updated guidance issued within Flutter’s Q2 earnings update3 and will be incurred in Q4 2026.

Flutter employs 28,500 people globally including 9,000 who work in the UK & Ireland business.

Kevin Harrington, Flutter UK & Ireland, Chief Executive, commented:

“My immediate focus is providing the necessary support for all of our impacted colleagues and guiding our teams through what we know is going to be a difficult and challenging period for all concerned.

“The material increase in betting and gaming duties announced in the UK Budget last year has fundamentally changed the economic model of the regulated betting and gaming industry in the UK while helping to fuel the unlicensed, unregulated market.

“As we warned a year ago, we cannot fully absorb a rise of this magnitude without reducing our fixed cost base and therefore must restructure our business so that we can best position ourselves for the future.

“We remain confident that we are well placed to benefit from share gains given our position as the largest scale operator in the UK.”

[1]	In line with previous guidance, the total adjusted EBITDA impact of changes to UK iGaming taxes in 2027 was $540m which we expect to offset with $201m of first order mitigation
[2]	Effective from April 2026, iGaming increased 19 percentage points to 40 percent. Effective from April 2027, Sports betting (ex-horseracing) increases 10 percentage points to 25 percent
[3]	At Q2 2026, Flutter increased guidance relating to restructuring, transaction and integration costs to $500m

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties and there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The ability to predict results or actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. In addition, we may incur additional or unexpected costs in connection with the matters discussed in this press release. The ability to predict results or actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Factors that could cause Flutter’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of Flutter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the Securities and Exchange Commission (the “SEC”) and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Flutter undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Adjarabet and Betnacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025, up 17% YoY, and $4,326m of revenue globally for the quarter ended June 30, 2026.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Sophie Nottage, Investor Relations	Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com